Exhibit 99.1

Cerus Corporation Reports Positive Outcome of Phase 1 Clinical Trial of INTERCEPT Red Blood Cells

Data Supports Advancement of Product Development

CONCORD, Calif.—(BUSINESS WIRE)—February 8, 2010—Cerus Corporation (NASDAQ: CERS) announced today that its Phase 1 trial of red blood cells treated with the INTERCEPT Blood System met its primary endpoint, with preliminary analysis demonstrating that greater than 75 percent of treated cells continued to circulate 24 hours following transfusion. The INTERCEPT red blood cell system is a pathogen inactivation treatment the company is developing to protect against transmission of infectious diseases through red blood cell transfusions. An estimated 70 million units of red blood cells are transfused worldwide each year.

“We are pleased with the results of this study, which provide support to advance the INTERCEPT red blood cell program into late-stage clinical studies in pursuit of European product approval,” said Dr. Laurence Corash, Cerus’ Chief Medical Officer. “The data from this study met recommended criteria for a successful red cell recovery study and showed significant improvement over prior generations of the technology.”

The randomized, single-blind, controlled, multi-center Phase 1 clinical trial of the INTERCEPT red blood cell system included 27 healthy subjects at two clinical trial centers. Each subject received two transfusions of the subject’s own red blood cells, one INTERCEPT-treated, and the other a control not treated for pathogen inactivation. The primary endpoint of the clinical trial, a mean INTERCEPT red blood cell recovery of greater than 75 percent at 24 hours post-transfusion, was met. The INTERCEPT red blood cells had a recovery of 88% compared to 90% for control red blood cells, and both INTERCEPT-treated and control red blood cells met the criteria for red blood cell recovery recommended by the U.S. Food and Drug Administration. The half-life of the red blood cells was also evaluated, and INTERCEPT-treated red cells were within the established reference range of 28 to 35 days. The half-life of INTERCEPT red blood cells was 33 days compared to 40 days for control red blood cells according to the preliminary analysis. The investigators plan to submit data from the study for presentation at an upcoming scientific congress.

“With pathogen inactivation of platelets and plasma currently in routine use, the advancement of our red blood cell system will offer a comprehensive solution to transfusion-transmitted infections for all blood products,” said Claes Glassell, President and Chief Executive Officer of Cerus. “We expect that these results will facilitate further red blood cell partnerships like the ones currently in place with Grifols and the German Red Cross.”

Cerus has a collaborative research program with the military to develop pathogen inactivation technology. The pre-clinical studies that enabled this Phase I trial were supported by the U.S. Army Medical Research and Materiel Command under contract number W81XWH-08-1-0480.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action allows INTERCEPT treatment to inactivate both established transfusion threats, such as hepatitis, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to the clinical development and commercialization of the INTERCEPT Blood System for red blood cells, potential future partnership opportunities available to the company and the potential commercial value of a comprehensive solution for transfusion-transmitted infections. Words such as “will,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties involving commercial adoption and market acceptance of the INTERCEPT Blood System, the uncertainty of future clinical trial results, as well as other risks detailed in the Cerus’ filings with, the Securities and Exchange Commission (SEC), including in Cerus’ quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 6, 2009. Additionally, unless the company can obtain red blood cell project funding, it will not be able to make substantial further progress toward INTERCEPT red blood cell commercialization. No pathogen inactivation system has been shown to inactivate all pathogens. The views, opinions and/or findings contained in this press release should not be construed as an official Department of Army position, policy or decision unless so designated by other documentation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Contact:

Lainie Corten

Director, Global Communications & Marketing

Cerus Corporation

(925) 288-6319